Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-129989) pertaining to the Visicu, Inc. Equity Incentive Plan of our report dated March 8, 2007, with respect to the financial statements included in the Annual Report (Form 10-K) for the year ended December 31, 2006.
/s/ Ernst & Young LLP
Baltimore, Maryland
March 8, 2007